Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV,

S.A. LA NACIÓN,

INTANGIBLE ASSETS LLC, as Seller,

EMPRENDIMIENTOS VETA, S.A.,

DEREMATE.COM USA, INC.,

MERCADOLIBRE, INC.

and

HAMMER.COM LLC, as Buyer

Dated as of August 25, 2008

SCHEDULES

Schedule 2.1(a)	Acquired Assets
Schedule 2.1(b)	Assets to be Assigned by DRUSA
Schedule 2.1(c)	Assets to be Assigned by SALN
Schedule 3.4	Filings Required to Consummate Asset Transfer
Schedule 3.6	Litigation
Schedule 3.7(a)(ii)	Employee IP Assignment Contracts Exceptions
Schedule 3.10	EVSA Assets
Schedule 5.3	Permits

EXHIBITS

Exhibit A	Form of Conveyance, Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Power of Attorney
Exhibit C	Closing Documents to be delivered by Sellers
Exhibit D	Appointment of Stichting LLC Management.

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of August 25, 2008, by and among HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV, a corporation organized under the laws of Holland (“HEI”), S.A. LA NACIÓN, a sociedad anónima organized under the laws of Argentina (“SALN”), INTANGIBLE ASSETS LLC, a Delaware limited liability company (“IA” or the “Seller”), EMPRENDIMIENTOS VETA, S.A., a sociedad anónima organized under the laws of Argentina (“EVSA”) but solely with respect to Article III, Article VI, Section 7.1(o) and Section 8.2, DEREMATE.COM USA, INC., a Delaware corporation (“DRUSA”), but solely with respect to Article III, Article VI, Section 7.1(q) and Section 8.2 HAMMER.COM, LLC, a Delaware limited liability company (the “Buyer”) and MERCADOLIBRE, INC., a Delaware corporation (“ML”) but solely with respect to Section 8.4. Each of the Sellers and the Buyer may be hereinafter referred to as a “Party” and, collectively as, the “Parties.”

RECITALS

A. HEI and SALN collectively own 100% of the issued and outstanding shares of capital stock, including all equity, voting, dividend and economic rights related thereto (collectively, the “Shares”) of each of DeRemate.com de Argentina S.A., a sociedad anónima organized under the laws of Argentina (“DR Argentina”), DeRemate.com Chile S.A., a sociedad anónima organized under the laws of Chile (“DR Chile”), Interactivos y Digitales México S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“ID Mexico”) and Compañía de Negocios Interactiva de Colombia E.U., an empresa unipersonal organized under the laws of Colombia (“CNI Colombia” and together with DR Argentina, DR Chile and ID Mexico, each a “Company” and, collectively, the “Companies”).

B. Pursuant to a Stock Purchase Agreement, dated on or about the date hereof (the “Stock Purchase Agreement” or “SPA”), HEI and SALN are transferring the Shares of the Companies to the Buyer.

C. The Seller is an Affiliate of HEI and SALN and owns certain URLs, domain names, trademarks, databases and intellectual property rights (collectively, the “URL and IP Assets”) that are used or useful in connection with the Companies’ Online Transactional Platforms (as defined) and/or Payments Platforms (as defined).

D. On the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, the URL and IP Assets, and any and all other intellectual property used or useful in connection with the Companies’ Online Transactional Platforms and/or Payments Platforms.

E. Each of the Seller and the Buyer believes that the consideration for the Acquired Assets (as such term is defined below) to be acquired by the Buyer pursuant to Asset Transfer represents fair value for such assets.

F. ML owns, directly or indirectly, and controls, directly or indirectly, 100% of the membership interests of Buyer and will receive substantial and adequate benefit, whether directly or indirectly, from this Agreement and the Ancillary Agreements, as in furtherance of the conduct, promotion or attainment of its business, and therefore, desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations and other agreements set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined herein shall have the meanings set forth in the SPA. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Acquired Assets” has the meaning ascribed to such term in Section 2.1.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Asset Transfer” means the transfer of the Acquired Assets from the Sellers to the Buyer pursuant to this Agreement and the Bill of Sale and Assumption Agreement.

“Bill of Sale and Assumption Agreement” means the Conveyance, Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“CNI Colombia” has the meaning set forth in Recital A.

“Companies” has the meaning set forth in Recital A.

“Disclosure Schedules” has the meaning set forth in Section 9.7.

“DR Argentina” has the meaning set forth in Recital A.

“DR Chile” has the meaning set forth in Recital A.

“Encumbrance” means any encumbrances mortgage, deed of trust, other deeds to secure debt, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, covenants, licenses, easements, rights of way, defect in title or other encumbrances or restrictions of any nature whatsoever.

“End Date” has the meaning set forth in Section 7.4(a)(iii).

“EVSA Assets” has the meaning set forth in Section 3.10.

“ID Mexico” has the meaning set forth in Recital A.

“Intellectual Property” means, whether or not registered, databases, data collections, diagrams, know-how, logos, marks (including brand names, product names, logos, and slogans), proprietary information, protocols, schematics, specifications, trade secrets, domain names, URLs, websites, works of authorship and other forms of technology (not including software) (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) other proprietary rights in Intellectual Property; and (v) rights in or relating to registrations, certificates, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Knowledge of the Buyer” means the knowledge, after due inquiry, of any of the officers or directors of Buyer.

“Knowledge of the Seller” means the knowledge, after due inquiry, of any of the officers or directors of any of the Companies or of any of Seller, HEI or SALN.

“License Period” has the meaning set forth in Section 5.4.

“Online Transactional Platforms” means online transactional marketplaces located on websites in which sellers and potential buyers transact for any kinds of goods and/or services, which goods and/or services are displayed in such website, and in which the sellers’ and potential buyers’ initial contact can only be made through such website (for purposes of initial contact, direct contact information of another user is not made available to users, in accordance with the terms of use of such website), such as eBay.com, MercadoLibre.com., DeRemate.com or DeReto.com (and any such domain name with country suffixes, such as .ar, .cl, .co and .mx).

“Payments Platforms” means websites or platforms enabling the sending, receipt, holding and/or transfer of money from one user to another user through an account that is funded by, among other things, through traditional payment methods and then used to transact with another user electronically, such as PayPal.com, DePagos.com or MercadoPago.com (and any such domain name with country suffixes, such as .ar, .cl, .co and .mx). Traditional payment methods such as online banking, online securities trading (such as Ameritrade.com and Etrade.com) and credit cards shall not be included in the definition of Payments Platforms.

“Powers of Attorney” means the Irrevocable Powers of Attorney, substantially in the form of Exhibit B hereto, to be executed on behalf of the Seller.

“Proceedings” has the meaning set forth in Section 8.2(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered IP” means issued patents, registered copyrights, registered mask words, registered trademarks, and applications for any of the foregoing.

“Seller Indemnified Parties” means the Seller, any Affiliates of the Seller, and the officers, directors, employees, agents and representatives of any of them.

“Seller IP” means all Acquired Assets that constitute Intellectual Property or Intellectual Property Rights owned, immediately prior to the Asset Transfer, by the Seller.

“Shares” has the meaning set forth in Recital A.

“Stock Purchase Agreement” or “SPA” has the meaning set forth in Recital B.

“Transaction Documents” means this Agreement, the SPA, the TSA, the Bill of Sale and assumption Agreement, the Powers of Attorney, and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 2.4.

“Transition Services Agreement” or “TSA” means that certain Transition Services Agreement, of even or approximately even date herewith, by and among HEI, SALN, the Seller and the Buyer.

“US$” shall mean United States dollars.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall convey, sell, transfer, assign, and deliver to the Buyer, and the Buyer shall purchase from Seller, in exchange for the Purchase Price, (i) all rights, title, and interest of Seller in and to all of the assets listed on Schedule 2.1(a) hereto and (ii) all rights, including, without limitation, contractual rights and rights to pursue claims of any kind against third parties, in connection with the past transfers to Seller by other Persons of the assets listed on Schedule 2.1(a) (the assets referred to in items (i) and (ii) above are hereinafter collectively referred to as the “Acquired Assets”), which shall be free and clear of all Encumbrances. The Acquired Assets to be conveyed, sold, transferred, assigned, and delivered to the Buyer pursuant to this Section 2.1, together with the assets set forth in Schedule 2.1(b) and Schedule 2.1(c), include all of the assets of Seller and/or its Affiliates (other than the Companies) that are used or useful in connection with each of the Companies’ operation of its Online Transactional Platforms and Payments Platforms. At the Closing, Seller shall execute and deliver to the Buyer the Bill of Sale and Assumption Agreement in order to evidence the Asset Transfer. Schedule 2.1(b) sets forth certain marks and domain names that DRUSA shall assign to Buyer at the Closing. Schedule 2.1(c) sets forth certain domain names that SALN shall assign to Buyer at the Closing.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer to the Seller pursuant to this Agreement shall be Two Million Four Hundred Thousand Dollars (US$2,400,000).

2.3 The Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.4, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Asset Transfer (the “Closing”) shall take place at 10:00 A.M., Miami, Florida time, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Miami, Florida 33131, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VII hereof, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing, but in any event no later than September 15, 2008 (the “Closing Date”), unless such Closing Date is extended by mutual written agreement of the Parties. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

2.4 Transfer Taxes. Sellers shall be responsible for all federal, state, local, foreign and other transfer, sales, use or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the Asset Transfer or any other transaction contemplated by this Agreement or the Bill of Sale and Assumption Agreement. Sellers shall also be responsible for any capital gains taxes on the sale of the Acquired Assets that may arise out of the transactions contemplated under this Agreement.

2.5 Set-Off Rights. In accordance with Section 2.5(a) of the SPA, the Seller Set-Off Right retained by the Buyer and ML pursuant to the terms of the SPA and the relevant Promissory Note shall secure indemnification obligations of the Sellers pursuant to Article VIII of this Agreement in addition to those indemnification obligations of the Sellers under the SPA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS, EVSA AND DRUSA

Each of Seller, EVSA, DRUSA, HEI and SALN hereby, jointly, and severally, represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, that:

3.1 Organization and Authority. Each of the Seller, EVSA, DRUSA, HEI and SALN is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority to own, operate or lease its properties and carry on its business as now conducted. Each of the Seller, EVSA, DRUSA, HEI and SALN is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.

3.2 Authorization; Enforceability. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by and constitutes the legal, valid and binding obligation of each of the Seller, EVSA, DRUSA, HEI and SALN, enforceable against each of the Seller, EVSA, DRUSA, HEI and SALN in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles. No other action or proceeding on the part of the Seller,

EVSA, DRUSA, HEI or SALN is necessary to authorize the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby. The execution, delivery and performance by each of the Seller, EVSA, DRUSA, HEI and SALN of this Agreement, all documents and instruments to be executed by them pursuant to this Agreement and the consummation of the transactions contemplated hereby are within each of the Seller’s, EVSA’s, DRUSA’s HEI’s and SALN’s corporate powers and have been duly and validly authorized by all necessary corporate proceedings on the part of each of the Seller, EVSA, DRUSA, HEI and SALN (as applicable).

3.3 Transfer of Title. Upon delivery to Buyer of the Acquired Assets, Buyer will acquire title thereto, free and clear of any and all Encumbrances. The Bill of Sale and Assumption Agreement, Powers of Attorney, and other instruments to be executed and delivered by the Seller to Buyer at Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will vest in Buyer good, valid and marketable title to each of the Acquired Assets free and clear of any and all Encumbrances.

3.4 No Violation of Laws or Agreements; Consents. Neither the execution, delivery and performance by the Seller, ESVA, HEI and SALN of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by the Seller, HEI and SALN:

(a) violates, conflicts with, or results in a breach of, any provision of the Governing Documents of any of Seller, EVSA, DRUSA, HEI or SALN (as applicable);

(b) either alone or with or without the giving of notice or the passage of time or both, conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, accelerates the maturity of, any agreement of any of Seller, EVSA, DRUSA, HEI or SALN (as applicable);

(c) requires the Consents of any third party; or

(d) violates any Law to which any of Seller, EVSA, DRUSA, HEI or SALN (as applicable) is subject or by which any asset of any of any of Seller, EVSA, DRUSA, HEI or SALN (as applicable) is bound or affected, or, except as set forth in Schedule 3.4 (for which any Losses relating to the same shall remain the responsibility of the Seller, EVSA, DRUSA, HEI and SALN pursuant to Article VIII), otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body.

3.5 Taxes. Seller has complied in all material respects with applicable Law relating to Taxes arising in connection with transfer pricing.

3.6 No Pending Litigation. Except as set forth in Schedule 3.6 (for which any Losses relating to the same shall remain the responsibility of the Seller, EVSA, DRUSA, HEI and SALN pursuant to Article VIII), no Litigation is pending or, to the Knowledge of the Seller, threatened against or affecting the Acquired Assets.

3.7 Intellectual Property Rights.

(a) Seller exclusively owns all right, title and interest to and in its Seller IP free and clear of any and all Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Seller or any Affiliate of the Seller in the Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) except as disclosed on Schedule 3.7(a)(ii) (for which any Losses relating to the same shall remain the responsibility of the Seller, EVSA, DRUSA, HEI and SALN pursuant to Article VIII), each current and former employee, consultant and contractor employed or engaged by the Seller or any of its Affiliates who has participated to the extent in the creation, design or development of Seller IP has signed a valid and enforceable agreement containing an assignment, irrevocable on its face, of Intellectual Property Rights to the Seller IP and confidentiality provisions protecting the Seller IP;

(iii) no employee, consultants or contractors employed or engaged by the Seller or its Affiliates has any claim, right (whether or not currently exercisable) or interest to or in any Seller IP;

(iv) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP; and

(v) the Seller and each of its Affiliates has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by each of the Seller or any its Affiliates, or purported to be held by each of the Seller or any of its Affiliates, as a trade secret relating to the business of such Seller or Affiliate, in each case relating to the Seller IP.

(b) All Seller IP, except for pending applications, is valid, subsisting and enforceable, and all pending applications related to Seller IP are in good standing and are not under challenge. Without limiting the generality of the foregoing:

(i) no trademark or trade name relating to any Seller IP infringes the trademark or trade name of any other Person, and no event or circumstance has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any registered trademark relating to the Seller IP owned or used by or subject to a current application of the Seller;

(ii) each item of Seller IP that is Registered IP is and at all times has been in compliance with all laws, statutes, ordinances, rules, regulations, decrees, writs, jurisdictions, judgments, rulings, or orders or any Governmental Body, and all filings, payments and other actions required to be made or taken to maintain such item of Seller IP in full force and effort have been made by the applicable deadline;

(iii) no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or, to the Knowledge of the Sellers, threatened, in which the scope, validity or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged.

(c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP; (ii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP.

(d) To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP.

(e) None of the Seller IP infringes or conflicts with, nor has any Seller IP ever infringed or conflicted with any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) the Seller has never received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person that relates to the Seller IP; and

(ii) no claim or proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller relating to the Seller IP is pending or, to any Knowledge of the Seller, has been threatened.

3.8 Disclosure. Neither this Agreement nor any of the exhibits, attachments, certificates or schedules delivered hereunder by the Seller contains, to the Knowledge of the Seller, any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no material fact relating to the Acquired Assets which the Seller has not disclosed to the Buyer herein and of which the Seller or any of its officers, directors, or executive employees is aware.

3.9 Brokers. The Seller is not subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith. In the event any Affiliate of the Seller is subject to any such claim or obligation, none of Buyer or its Affiliates is liable for any such claim or obligation of any such Affiliate of the Seller.

3.10 Transfer of Title to Trademarks. EVSA has transferred to IA any and all title; ownership and right to the Acquired Assets set forth in Schedule 3.10 hereto (collectively, the “EVSA Assets”) and hereby renounces to and waives any and all past, present, and future actual or potential claims and/or rights over and/or related to any of the Acquired Assets set forth in Schedule 3.10. Schedule 3.10 sets forth all Acquired Assets transferred by EVSA to IA and the status of any required permits and/or registrations necessary for the completion of such transfer and/or use of such Acquired Assets by IA in each jurisdiction where it is necessary to obtain such a permit and/or effect such a registration, and a copy of each such transfer document.

3.11 Powers of Certain Agents. Stichting LLC Management, a foundation organized under the laws of the Netherlands, was duly and validly appointed the attorney-in-fact of the Seller and of Invaluable Assets LLC, a Delaware limited liability company, with power and authority to, on behalf of Seller and Invaluable Assets LLC, dispose, transfer, sell, assign and accept transfers of, domain names and trademarks, at the moment of any such occurrence. Evidence of such appointment is attached hereto as Exhibit D.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof, that:

4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization and has all the corporate power and authority to own, operate or lease its properties, carry on its business as now conducted and enter into this Agreement and perform its obligations hereunder.

4.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer.

4.3 No Violation of Laws; Consents. Neither the execution, delivery and performance by Buyer of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer: (i) violates, conflicts with, or results in a breach of any provision of the Governing Documents of Buyer, or (ii) violate any Law to which Buyer is subject or by which any asset of Buyer may be bound or affected, or otherwise require consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body the result of which or the failure to obtain which would have a material adverse effect on the financial condition, operation or business of the Buyer or on the ability of Buyer to fulfill its obligations under this Agreement.

4.4 Brokers, Finders, Etc. Neither Buyer nor any of its Affiliates is subject to any valid claim of liability or obligation to, any broker, finder, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

ARTICLE V

ACTIONS PRIOR TO CLOSING DATE

The Parties covenant and agree to take the following actions between the date hereof and the Closing Date:

5.1 [Intentionally omitted].

5.2 Notifications. Each Party shall promptly notify the other Party of any action, suit, proceeding, or investigation that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against the Seller, that would have been disclosed under Section 3.6 if such action, suit, proceeding or investigation had arisen prior to the date hereof.

5.3 Permits. Buyer and Seller shall use commercially reasonable efforts to secure, in form and substance reasonably satisfactory to the Parties, those consents, approvals, waivers and new Permits required to be obtained from, and those filings required to be made with, any Governmental Body, including those identified on Schedule 5.3, which are those for which the Parties have agreed that the failure to obtain such consent, approval or waiver would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Seller shall cooperate with Buyer as it may reasonably request in connection therewith. Seller shall be required to pay any filing fees and other fees required to be paid in connection with any such consent, approval, waiver or filing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Public Announcement. None of Buyer or any of its Affiliates, on the one hand, or HEI, SALN, EVSA, DRUSA, the Seller or any of their respective Affiliates, on the other hand, shall, without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), make any press release or other public announcement that concerns or discloses the terms of the transactions contemplated by this Agreement, except as and to the extent that, upon the advice of outside counsel, any such Person shall be so obligated by Law in any jurisdiction or by the rules or regulations of any securities exchange or automated quotation service. In the event a disclosure is required by Law, Buyer shall use commercially reasonable efforts to provide to Seller a draft of any such disclosure prior to making a public announcement. The Parties may also agree on a joint public announcement to be issued after the date hereof and/or the Closing Date.

6.2 Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all of its respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.

6.3 Confidentiality. Seller, EVSA, DRUSA, HEI and SALN, on the one hand, and Buyer, on the other hand, shall and shall cause their respective affiliates, counsel, accountants, and other authorized representatives to maintain the confidentiality of all information received from the other Party.

6.4 Further Assurances Post-Closing. Subject to the terms and conditions of this Agreement, after the Closing the Parties hereto shall use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and shall use their best efforts to cooperate with each other in connection with the foregoing, including, without limitation, making and/or signing any additional filings as requested by assignees to record, perfect, and/or memorialize any transfers.

6.5 Continuation of Existence. Each of Seller, EVSA, DRUSA, HEI and SALN hereby agrees not to, and shall not, dissolve, cause or permit the dissolution or other change in corporate existence of any of Seller, EVSA, DRUSA, HEI and SALN until all Acquired Assets appear as property of the Buyer or one its Affiliates on all relevant registries of pertinent Governmental Bodies. Buyer shall use commercially reasonable efforts to file with the pertinent Governmental Bodies as soon as practicable the transfer of all of the Acquired Assets provided herein.

6.6 Destruction of Duplicate Databases. Upon the request and instruction of Buyer, each of HEI and SALN shall: (i) destroy any elements of any of the Companies’ databases in the possession of HEI, SALN or any of their respective Affiliates, which elements are relevant to the businesses of the Companies and/or the Purchased Assets, other than any exceptions for users that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies prior to or at the Closing, and (ii) provide a certificate of an authorized officer certifying that such elements were destroyed. Each of HEI and SALN hereby agree to, and shall, never sell, cede, assign, lease, or otherwise transfer, or in any way use or employ, directly or indirectly, any elements of any of the Companies’ databases which elements are relevant to the businesses of the Companies and/or the Purchased Assets, other than any exceptions for users that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies at or prior to the Closing. Schedule 6.10 to the Stock Purchase Agreement sets forth the maximum number of users per country that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies at or prior to the Closing and the database contents that are subject to the exceptions in this Section 6.6 shall not exceed the number of users set forth in Schedule 6.10 to the Stock Purchase Agreement. Buyer shall have the right to audit the numbers in Schedule 6.10 to the Stock Purchase Agreement and adjust them if the results of such audit are different than the information appearing such Schedule 6.10.

ARTICLE VII

CONDITIONS TO THE CLOSING; TERMINATION

7.1 Conditions Precedent to Obligations of Buyer. The obligations of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Law, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyer may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of the Seller, EVSA, DRUSA, HEI and/or SALN contained in this Agreement, the Ancillary Agreements or any other certificate or instrument furnished by the Seller, HEI and/or SALN hereunder:

(a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of the Seller, EVSA, DRUSA, HEI and/or SALN contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and complete in all respects as of such earlier date. Each of the Seller, EVSA, DRUSA, HEI and SALN shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Orders. No statute, regulation, or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

(c) Consents. Buyer shall have received all necessary consents and other approvals of any applicable Governmental Body, if any, to proceed with the transfer of the Acquired Assets as set forth on Schedule 3.4.

(d) No Proceedings. No suit, action, proceeding, investigation, regulation, or legislation shall have been instituted, threatened, or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit the consummation of this Agreement, or to obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) Closing Documents. Buyer shall have received the items and documents listed on Exhibit C. All agreements, certificates, and other documents delivered by the Seller, EVSA, DRUSA, HEI or SALN (as applicable) to Buyer hereunder shall be in form and substance reasonably satisfactory to Buyer.

(f) Officer’s Certificates. The Buyer shall have been provided with a certificate executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) and shall have been fulfilled. The Buyer shall have been provided with a certificate executed on behalf of Seller by an authorized officer certifying as to the representation made in Section 3.11.

(g) Directors and Shareholder Resolutions. Sellers shall have delivered to the Buyer copies of resolutions adopted by the board of directors and shareholders of Seller authorizing the transactions contemplated by this Agreement, in each case certified by the Secretary of Seller as being true, complete, and correct.

(h) Bill of Sale. Seller shall have executed and delivered to the Buyer the Bill of Sale and Assumption Agreement.

(i) Intellectual Property. Seller shall have delivered executed copies of any and all documentation reasonably requested by the Buyer relating to the Buyer’s securing the rights to the Intellectual Property included in the Acquired Assets.

(j) Power of Attorney. Seller shall have delivered irrevocable power of attorneys to persons designated by the Buyer to facilitate, cause, and register the transfers of the Acquired Assets to the Buyer (in substantially the form attached as Exhibit B hereto).

(k) Release of any and all Encumbrances. Seller shall have furnished buyer evidence, satisfactory to Buyer in its sole discretion, of the release of any and all Encumbrances on or with respect to the Acquired Assets.

(l) Evidence of Assignment of Intellectual Property Rights. Seller shall have furnished evidence, satisfactory to Buyer in its sole discretion (including, without limitation, evidence of filings with the appropriate Governmental Bodies and legal opinions of counsel in the relevant jurisdictions), that all Intellectual Property Rights relating to the Acquired Assets have been assigned to Buyer.

(m) No Material Adverse Effect. Since the date hereof, there shall not have been a Material Adverse Effect.

(n) Stock Purchase Agreement. Sellers (as such term is defined in the Stock Purchase Agreement) shall have satisfied all conditions precedent to the obligations of the Buyer under the Stock Purchase Agreement.

(o) EVSA Power of Attorney. Buyer shall have received a valid and enforceable power of attorney, in form and substance satisfactory to Buyer, duly signed by the authorized officers of EVSA naming Buyer and its officers as attorneys-in-fact with the power to complete all incomplete necessary registrations and/or obtain all unobtained necessary permits for the use of the Acquired Assets set forth on Schedule 3.10 hereto.

(p) Process Agent Letter. Buyer shall have received a letter from the Process Agent, in form and substance satisfactory to Buyer, accepting appointment as agent of the Sellers and Intangible Assets, LLC for service of Process pursuant to Section 9.4(c) of this Agreement, and pursuant to the Stock Purchase Agreement and the Transition Services Agreement.

(q) Assignment by DRUSA. Buyer shall have received an assignment from DRUSA, in form and substance satisfactory to Buyer, of the assets set forth on Schedule 2.1(b).

(r) Assignment by SALN. Buyer shall have received an assignment from SALN, in form and substance satisfactory to Buyer, of the assets set forth on Schedule 2.1(c).

7.2 Conditions Precedent to Obligation of the Sellers. The obligation of the Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived to the extent permitted by Law, in whole or in part, by the Seller but without prejudice to any other right or remedy which the Seller may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Buyer contained in this Agreement, or any certificate or instrument furnished by it hereunder:

(a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date. Buyer shall have delivered the Purchase Price and performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Orders. No statute, regulation, or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

(c) Stock Purchase Agreement. Buyer shall have satisfied all conditions precedent to the obligations of the Sellers under the Stock Purchase Agreement.

7.3 Deliveries at the Closing.

(a) By the Seller. The Seller shall deliver or cause to be delivered to Buyer at the Closing all the items and documents listed on Exhibit C.

(b) By Buyer. Buyer shall deliver or cause to be delivered to the Seller at the Closing the Purchase Price by wire transfer of immediately available funds.

7.4 Termination.

(a) This Agreement may be terminated at any time prior to the Closing by:

(i) Mutual written consent of Buyer and the Seller;

(ii) Either the Seller or Buyer if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Transfer;

(iii) By either the Seller or Buyer, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on September 30, 2008 (such date, as may be extended in accordance with this Section 7.4(a)(iii), the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.4(a)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Asset Transfer on or before such date; provided, that, Sellers and Buyer shall not have extended the End Date by mutual written agreement and each of the Parties is proceeding in good faith to perform all obligations for Closing; further provided, however, that, that the right to terminate this Agreement under this Section 7.4(a)(iii) shall not be available to (i) the Seller to the extent that the Seller’s failure to fulfill any material obligation under this Agreement has been both willful or grossly negligent and the cause of, or resulted in, the failure of the Closing to be consummated on or before the End Date, or (ii) the Buyer to the extent that the Buyer’s failure to fulfill any material obligation under this Agreement has been both willful or grossly negligent and the cause of, or resulted in, the failure of the Closing to be consummated on or before the End Date;

(iv) by the Seller:

(A) if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.2 and (y) cannot be cured by the End Date, provided that the Seller shall have given Buyer written notice, delivered at least ten (10) days prior to such termination, stating the Sellers’ intention to terminate this Agreement pursuant to this Section 7.4(a)(iv) and the basis for such termination, provided, further that, the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.4(a)(iv) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(B) if Buyer has failed to consummate the Asset Transfer on or prior to the End Date and all of the conditions in Section 7.1 have been satisfied as of the time of termination (other than those that are satisfied by action taken at the Closing).

(v) by Buyer, if:

(A) any of the Seller, EVSA, DRUSA, HEI or SALN shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.1 to be satisfied and (ii) cannot be cured by the End Date, provided that Buyer shall have given the Seller written notice, delivered at least ten (10) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.4(a)(v) and the basis for such termination, provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.4(a)(v) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(B) if the Seller has failed to consummate the Asset Transfer on or prior to the End Date and all of the conditions in Section 7.2 have been satisfied as of the time of the termination (other than those that are satisfied by action taken on the Closing).

(b) In the event of termination of this Agreement pursuant to clause (i), clause (ii) or clause (iii) of the preceding Section 7.4(a), neither Buyer nor the Seller shall be liable to the other for any breach hereof. The failure of any condition under this Agreement that does not constitute a breach of a representation or warranty or a covenant of a Party shall not be deemed a breach of this Agreement giving rise to a claim for damages against that Party.

(c) If this Agreement is validly terminated pursuant to this Section 7.4, this Agreement will thereafter be null and void, and there will be no liability or obligation on the part of the Seller or Buyer (or any Related Parties of either of them) except as provided in Section 7.4(b) (including, without limitation, that in the event of termination of this Agreement pursuant to Section 7.4(a)(iv) and/or Section 7.4(a)(v), the non-breaching Party shall be entitled to claim damages) and except that Section 6.1 and Section 6.2 shall survive any such termination.

ARTICLE VIII

SURVIVAL OF TERMS; INDEMNIFICATION

8.1 Survival of Representations and Warranties. Subject to the provisions of this Article VIII, the representations and warranties of the Seller, EVSA, DRUSA, HEI and SALN contained in Article III and of the Buyer in Article IV shall survive the Closing (and any investigation by the Parties with respect to such representations and warranties) but shall terminate and be of no further force or effect on the third (3rd) anniversary of the Closing Date and no claims shall be made by any Indemnified Party (as hereinafter defined) under this Article VIII thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with Section 8.3 of the SPA during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending full and final resolution of such claim, (b) the representations and warranties of the Seller, HEI and SALN set forth in Section 3.1 (Organization and Authority), Section 3.2 (Authorization; Enforceability), Section 3.3 (Transfer of Title) and Section 3.9 (Brokers) and of the Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability) and Section 4.4 (Brokers) shall survive the Closing forever, (c) the representations and warranties of the Seller, HEI and SALN set forth in Section 3.5 (Taxes), shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claims (provided, however, that neither the Buyer nor any of the Seller, HEI or SALN may extend such period by giving any waiver or agreeing to any extension thereof without the express prior written consent of the Seller), (d) each covenant and agreement in this Article VIII shall survive the Closing and shall remain in full force and effect with respect to any claim made with respect to any representation, warranty, covenant or agreement contained in this Agreement during the survival period thereof for such period as is necessary to fully and finally resolve any such claim but with respect only to such claim, and (e) the remaining covenants and agreements of the Parties contained in this Agreement shall survive the Closing to the extent provided in such covenant or agreement.

8.2 General Indemnification. If the Closing occurs, and subject to the provisions of Section 8.1:

(a) Indemnification by the Seller and others. Each of the Seller, EVSA, DRUSA, HEI and SALN hereby agrees, jointly and severally, to indemnify and hold harmless the Buyer Indemnified Parties against any Losses described below that such Buyer Indemnified Parties shall actually incur, to the extent that such Losses (or written or formally notified claims, actions, suits or proceedings in respect thereof and any appeals therefrom (“Proceedings”) are:

(i) Recoverable Losses which arise out of (1) any breach of any representation or warranty made by the Seller, EVSA, DRUSA, HEI and/or SALN in this Agreement (other than Section 3.5), or (2) any of the items disclosed in any of the Schedules to this Agreement so long as such Losses described in this clause (2) arise from or relate to (x) the ownership or operation of any of the Acquired Assets prior to the Closing, or (y) any actions or omissions prior to the Closing and related to such disclosed items;

(ii) Recoverable Losses which arise out of any failure to perform any covenant made herein by the Seller, EVSA, DRUSA, HEI and/or SALN; or

(iii) following the Closing, Losses which arise out of (1) any claim by a third party asserted against any Buyer Indemnified Party relating to the ownership or operation of the Acquired Assets prior to the Closing Date (irrespective of whether such claim or potential liability was previously disclosed to the Buyer on the Schedules hereto or anywhere else), or (2) any items disclosed in any of the Schedules to this Agreement so long as such Losses described in this clause (2) arise from or relate to (x) the ownership or operation of any of the Acquired Assets prior to the Closing, or (y) any actions or omissions prior to the Closing and related to such disclosed items.

(b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties against any Losses described below that such Seller Indemnified Parties shall actually incur, to the extent that such Losses (or Proceedings in respect thereof) are:

(i) Recoverable Losses which arise out of any breach of any representation or warranty made in this Agreement;

(ii) Recoverable Losses which arise out of any failure to perform any covenant made herein by Buyer;

(iii) any claim by a third party asserted against any Seller Indemnified Party following the Closing based upon, arising out of or relating to the ownership or operation of the Acquired Assets on or accruing after the Closing Date, but only to the extent that the related Recoverable Losses do not arise out of, are not based upon or do not result from any acts, failures to act, circumstances, conditions or events (A) which derive from a breach of a representation or warranty of the Seller, EVSA, DRUSA, HEI and/or SALN hereunder or (B) for which a Buyer Indemnified Party is otherwise entitled to indemnification from the Seller, EVSA, DRUSA, HEI and/or SALN hereunder; or

(c) Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss.

(d) Survival of Certain Indemnity Covenants. The indemnification obligations of the Parties set forth in this Article VIII shall survive until the third anniversary of the Closing Date (or such other date as may be set forth in Section 8.1), but shall remain in full force and effect with respect to any claim(s) made pursuant to and in accordance with such Section or Sections, as applicable, within the aforesaid three-year period (or such other period provided herein) for such period as is necessary to fully and finally resolve such claim(s) but respect only to such claim(s), provided, however, that if any covenant or provision in this Agreement or if any provision of Section 8.2 provides for a longer survival period, then such longer survival period shall apply.

8.3 Procedures.

(a) Notice of Claim. Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”), of notice of a Recoverable Loss or the commencement of any Proceeding with respect to which it believes it is entitled to be indemnified under Section 8.2, the Indemnified Party shall, if a claim (the “Indemnified Party Claim”) in respect thereto is to be made against the Seller, HEI and/or SALN, on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) under this Article, notify the Indemnifying Party in writing of the commencement thereof (the “Indemnified Party Claim Notice”) with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which an Indemnified Party Claim may be sought; provided, however, that the omission to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

(b) Settlement; Compromise. An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. An Indemnified Party will not, without the prior written consent of the Indemnifying Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding.

(c) Retention of Counsel. If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 8.3, the Indemnifying Party shall be entitled to assume the legal defense thereof and shall notify the Indemnified Party in writing, within ten (10) Business Days of receipt of the Indemnified Party Claim Notice, of its intent to assume the control of the defense of any such third party claims, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party (the “Indemnifying Party Defense Notice”); The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is a conflict for counsel in representing both the Indemnifying Party and the Indemnified Party which cannot appropriately be waived. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

(i) In the event that the Indemnifying Party shall fail to give the Indemnifying Party Defense Notice within a reasonable time, the Indemnifying Party shall be deemed to have elected not to conduct the defense of the subject third party claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle such claim without the consent of the indemnitor.

(d) Conducting the Defense. In the event that the Indemnifying Party does deliver an Indemnifying Party Defense Notice and thereby elects to conduct the defense of the third party claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided below, to settle the claim without the prior consent of the Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that in such cases the Indemnified Party shall have the right to compromise and settle the third party claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; further provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, if (i) such judgment or settlement is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII, (ii) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (iii) such judgment or settlement would result in the finding or admission of any violation of Law, or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or materially and adversely affect the business, operations or assets of the Indemnified Party.

(e) Restrictions on Assumption of Control. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense or settlement of any third party claim and shall, subject to the Indemnifying Party being obligated to indemnify the Indemnified Party under this Article VIII, pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (C) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (D) the claim seeks an injunction or other equitable relief against any Indemnified Party but not the Indemnifying Party.

(f) Defending Party. Notwithstanding who is controlling the defense or settlement of any third party claim (the “Defending Party”), and without regard to who might be ultimately responsible for the liability related thereto, the Defending Party shall diligently and vigorously defend such claim (subject to the Defending Party’s right to settle such Indemnified Party Claim in accordance with the terms of this Section 8.3.

(g) Resolution of Disputes. In the case of an alleged Loss between the Parties hereto which is disputed by the Indemnifying Party, the Parties shall attempt in good faith to resolve their differences for a period of sixty (60) days and, if the Parties are unable to resolve their differences within such period, the Indemnified Party or Indemnifying Parties may submit the matter to judicial proceedings (unless an alternate dispute resolution procedure is specified in this Agreement with respect to such dispute).

8.4 Guaranty. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, as applicable, Guarantor hereby grants an unconditional, joint, several and irrevocable guaranty in favor of the Seller, for the purpose of securing compliance of the obligations undertaken by the Buyer under Article VII hereof, which guaranty shall only survive from the date hereof until the Closing, at which time it will be of no further force or effect.

ARTICLE IX

GENERAL PROVISIONS

9.1 Remedies. Each of the Parties hereto agrees that it would be impossible or inadequate to measure and calculate the damages to the other Parties hereto resulting from any breach of the restrictions or obligations imposed by this Agreement. Accordingly, each Party agrees that if such party breaches any such restrictions or obligations, each other Party hereto will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of such arrangement.

9.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by facsimile, telecopy or e-mail (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested or by prepaid courier), to the Parties at the following addresses:

(a)	If to the Seller, to:

c/o Amicorp Curaçao B.V.

Pareraweg 45

Curaçao, Netherlands Antilles

Attention: Justin L. Pryor

Fax: + 599 9 434 3533

E-Mail: j.pryor@amicorp.com

with a required copy to:

S.A. La Nación

Bouchard 557 6th floor

C1106ABG Buenos Aires, Argentina

Attention: Eduardo Lomanto

Fax: + 54 11 4319-4527

E-Mail: elomanto@lanacion.com.ar

(b)	if to the Buyer, to:

Hammer.com, LLC

c/o MercadoLibre Inc.

Tronador 4890 8º Piso

1430 Buenos Aires

Argentina

Attention: Jacobo Cohen Imach – General Counsel

Fax: +1 305 393 8250

E-Mail: jcimach@mercadolibre.com

with a copy to:

Hunton & Williams LLP

1111 Brickell Avenue, Suite 2500

Miami, Florida 33129

Attention: John F. Haley, Esq.

Fax: (305) 810-2460

E-Mail: jhaley@hunton.com

9.3 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.4 Assignment; Governing Law.

(a) Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by either Party without the written consent of the other Party; provided that Buyer may, at Closing, assign its rights under this Agreement to any Affiliate of Buyer. Any attempted assignment in violation of this Section 9.4(a) shall be null and void.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its conflict of laws doctrines (other than Section 5-1401 of the General Obligations Law of the State of New York).

(c) Consent to Jurisdiction; Service of Process. Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, as the Party bringing such action or proceeding may elect, and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each of the Seller, HEI and/or SALN hereby agrees to irrevocably appoint CT Corporation System (the “Process Agent”) with an office at 111 8th Avenue #13, New York, NY 10011, United States, as its agent to receive and forward on behalf of the Seller, HEI and SALN and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to the Seller, HEI and SALN in care of the Process Agent at the Process Agent’s above address, and each of the Seller, HEI and SALN hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 9.2 of this Agreement, such service to become effective ten days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 9.4(d) of this Agreement, the foregoing shall not limit the rights of either Party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement.

(d) Waivers. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives the objection it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 9.4(c) of this Agreement and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(e) Enforcement. The Parties agree that any judgment obtained by either Party or its permitted successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

(f) Deemed Acceptance. Each Related Party of Buyer, the Seller, HEI or SALN, as the case may be, seeking the benefit of Article VIII of this Agreement shall be deemed to have accepted and agreed to the provisions of this Section 9.4 as a condition to obtaining any benefits under Article VIII as if such Person was one of the Parties named herein.

9.5 Amendment and Waiver. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of either Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance.

9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except the provisions of Article VIII to the extent they relate to Related Parties of the Seller, HEI, SALN or Buyer.

9.7 Disclosure Schedules. Nothing in the Schedules hereto (the “Disclosure Schedules”) shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or unless the applicability of such exception to another Schedule is reasonably apparent on its face.

9.8 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

9.10 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will in executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HISPANOAMERICAN EDUCATIONAL INVESTMENTS, BV

By:	/s/ Eduardo Lomanto
Name: Eduardo Lomanto
Title: Attorney-in-fact

By:	/s/ Marcelo Sajaroff
Name: Marcelo Sajaroff
Title: Attorney-in-fact

S.A. LA NACIÓN

By:	/s/ Marcelo Sajaroff
Name: Marcelo Sajaroff
Title: Attorney-in-fact

SELLER:

INTANGIBLE ASSETS LLC

By:	/s/ Rayna I.T. Granville
Name: Rayna I.T. Granville
Title: Proxy Holder

By:	/s/ Martinus P.M. Thissen
Name: Martinus P.M. Thissen
Title: Director

BUYER:

HAMMER.COM, LLC

By its sole member MercadoLibre, Inc.

By:	/s/ Nicolás Szekasy
Name: Nicolás Szekasy
Title: CFO

EMPRENDIMIENTOS VETA, S.A.,
but solely with respect to Article III, Article VI, Section 7.1(o) and Section 8.2

By:	/s/ Veronica Guarrochena
Name: Veronica Guarrochena
Title: Chairman

DEREMATE.COM USA, INC., but solely with respect to Article III, Article VI, Section 7.1(o) and Section 8.2

By:	/s/ Mariano Najamkis
Name: Mariano Najamkis
Title: Chairman

By:	/s/ Mircko Schlossberg
Name: Mircko Schlossberg
Title: Secretary

MERCADOLIBRE, INC., but solely with respect to Section 8.4

By:	/s/ Marcos Galperín
Name: Marcos Galperín
Title: President

By:	/s/ Nicolás Szekasy
Name: Nicolás Szekasy
Title: CFO